Summary Translation	Exhibit 4.76

Maximum Mortgage Contract

Contract No.:2011JIYINZUIDIZIDI11130041

Mortgagor：Hebei Kaiyuan Real Estate Developing Co., Ltd

Mortgagee：CITIC Shijiazhuang Branch

Signing Date：January 28, 2011

Mortgage Definition： To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trade Co., Ltd, Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB30, 000,000

Mortgage Term： From January 28, 2011 to July 16, 2014

Collateral： The assets Party A pledges to Party B as Collateral are listed in the attachments hereto (No.2011JIYINZUIDIZIDI1130041-001, -002 and -003). The appraised value of the Collateral is RMB 190,379,800.